 As filed, via EDGAR, with the Securities and Exchange Commission on June 9,
1999.

                                                                File No:

                                                                 ICA No:

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[_]Preliminary Proxy Statement               Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      Palomar Medical Technologies, Inc.
               (Name of Registrant as Specified in Its Charter)

            The Monterey Stockholders Group LLC, Mark T. Smith, The
             Rockside Foundation, Logg Investment Research, Inc.,
                                Thomas O'Brien
                                      and
                       The R. Templeton Smith Foundation
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                      of
                      PALOMAR MEDICAL TECHNOLOGIES, INC.
                              45 Hartwell Avenue
                              Lexington, MA 02421

                               ----------------

                                PROXY STATEMENT
                                      of
                      THE MONTEREY STOCKHOLDERS GROUP LLC

                               ----------------

  This Proxy Statement and the accompanying Letter to Stockholders and BLUE Annual Meeting proxy card are furnished in connection with the solicitation of proxies by The Monterey Stockholders Group LLC ("Monterey") to be used at the 1999 Annual Meeting of Stockholders of Palomar Medical Technologies, Inc., a Delaware corporation (the "Company"), to be held at the Sheraton Tara Lexington Inn, located at 727 Marrett Road, Lexington, Massachusetts 02421, on June 23, 1999, at 10:00 a.m., local time and at any adjournments or postponements thereof (the "Annual Meeting").

Management's Proposals

  At the Annual Meeting, management of the Company will seek approval:

  1. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

  2. To elect a slate of four Directors, consisting of the Company's current four Directors, who would serve for the coming year.

Monterey's Proposals

  Monterey, which is owned by a group of stockholders that collectively owns approximately 12.1% of the Company's shares, is soliciting your proxy in support of the election of its four nominees named below. ALL OF MONTEREY'S NOMINEES INTEND TO WORK FOR THE ENHANCEMENT OF STOCKHOLDER VALUE FROM ITS CURRENT HISTORIC LOW AS REFLECTED IN THE COMPANY'S STOCK PRICE. As we describe more fully below, Monterey's platform includes:

  . developing with an expert consultant a short and long-term plan for strategic growth;

  . an immediate review, with a view to reduction, of the Company's overhead;

  .  pursuing a significant stock buyback program;

  .  capitalizing on the Company's superior technology; and

  . improving investor relations in order to enhance market appreciation of the Company and its prospects.

  Monterey favors the appointment of auditors.

  MONTEREY URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE

ANNUAL MEETING TO MACKENZIE PARTNERS, INC., OR TO THE SECRETARY OF THE COMPANY, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. SEE "PROXY PROCEDURES" BELOW.

  Monterey, a Delaware limited liability company, is owned by its members, Mark T. Smith, The Rockside Foundation, Logg Investment Research, Inc., Thomas O'Brien and The R. Templeton Smith Foundation. These members acquired interests in Monterey, which had previously been an inactive entity, in May 1999 for the purpose of conducting this proxy solicitation. You can find information on the members of Monterey in Appendix A to this proxy statement. The members of Monterey have also filed a statement on Schedule 13D with the Securities and Exchange Commission concerning their ownership of Company stock. The members also own currently exercisable warrants to purchase common stock, exercisable at $21.00 per share. If these warrants are taken into account, the members of Monterey would be deemed to own 15.4% of the Company stock under SEC rules.

  Rule 14a-5(c) of the SEC(/1/) allows us to refer you to the Company's definitive proxy statement dated May 14, 1999 for certain information. This includes the record date for the Annual Meeting; the number of shares of Company stock outstanding and eligible to vote at the Annual Meeting; the number of votes per share of Company stock; the quorum requirements and securities ownership of the Company; information about the Company's officers and directors, including compensation; information about the approval of the appointment of Arthur Andersen LLP; and the date by which stockholders must submit proposals for consideration at the next annual meeting.

  This Proxy Statement, the accompanying Letter to Stockholders and the BLUE Annual Meeting proxy card are first being furnished to Company stockholders on or about June 9, 1999.

                                   IMPORTANT

  Monterey urges you to mark, sign, date and return the enclosed BLUE Annual Meeting proxy card to vote FOR the Monterey Nominees and FOR the Appointment of Auditors.

--------
(1) Rule 14a-5(c) provides that "any information contained in any other proxy soliciting material which has been furnished to each person solicited in connection with the same meeting or subject matter may be omitted from the proxy statement, if a clear reference is made to the particular document containing such information."

                                  PROPOSAL 1

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Company has proposed the appointment of Arthur Andersen LLP to act as the Company's independent auditors for the fiscal year ending December 31, 1999 and the financial statements relating thereto. Please see the Company Proxy Statement for information about this proposal.

  Monterey recommends a vote FOR the proposal to appoint auditors.

                                  PROPOSAL 2

                             ELECTION OF DIRECTORS

  According to the Company Proxy Statement, the Company currently has four directors, all of whose terms will expire at the Annual Meeting. The Company's by-laws currently provide for all of the directors to be elected annually at the annual meeting of stockholders. There are no classes of directors or a "staggered" board.

  Monterey proposes that the Company's stockholders elect Monterey's nominees as the directors of the Company. If all Monterey nominees are elected, the Monterey nominees would constitute the entire Board of Directors of the Company. The Monterey nominees are listed below and have furnished the following information concerning their principal occupations or employment and certain other matters. Each of the Monterey nominees has consented to being named in the proxy statement and to serve if elected. Each Monterey nominee, if elected, would hold office until the 2000 annual meeting of stockholders and until a successor has been elected and qualified or until his earlier death, resignation or removal. Monterey has no reason to believe that any of the Monterey nominees will be unable to serve as a director. However, if any one or more of the Monterey nominees is not available for election, the persons named on the BLUE Annual Meeting proxy card will vote for the election of such other nominees as may be proposed by Monterey.

  There is no assurance that any of the Company's nominees will serve as directors if any of the Monterey nominees are elected to the Board.

Monterey Nominees for Directors

  Mark T. Smith, age 45, is currently the President and Chief Operating Officer of Oakwood Laboratories, L.L.C., located in Oakwood, Ohio. Oakwood is a pharmaceutical and drug development company founded in April 1997 as Ben Venue Therapeutics, LLC to commercialize technologies licensed from universities and other research institutions. From February 1997 to December 1997, Mr. Smith was Director of Business Development of Ben Venue Laboratories, Inc., Bedford, Ohio, a privately owned generic and proprietary drug manufacturer and marketer. From October 1991 to February 1997 his title was Manager of Business Development. In such capacities, Mr. Smith initiated and shared responsibility for the development of a five-year plan to develop and market generic and proprietary products, and was responsible for the in-licensing of patented products and technologies and the management of their commercial development. Mr. Smith contributed significantly to changing the focus of the company from contract manufacturing to product marketing, as a result of which the company increased in value from approximately $50 million to in excess of $500 million at the time of its sale in 1997. In April 1997 he became President of Ben Venue Therapeutics, LLC, which subsequently was spun off from Ben Venue Laboratories, Inc. and changed its name to Oakwood Laboratories, L.L.C. Mr. Smith has an M.B.A. from the Stanford University Graduate School of Business (1980) and a B.A. from Harvard College (1976). Mr. Smith's business address is 7670 First Place, Oakwood, OH 44146.

  George F. Murphy, Jr., age 50, is the Chairman and Chief Executive Officer of AviGenics, Inc., the leading avian transgenesis animal company which he founded in 1996. He is also a General Partner of Taraval Associates Seed Capital Fund ("TASCF"), located in Menlo Park, California. TASCF is a venture capital fund currently raising $25 million to invest in start-up and early-stage life sciences companies. Mr. Murphy has extensive experience in the management of early-stage ventures and in technology transfer, both as a founder and manager of technology-driven companies and as a technology licensing professional. From 1989 through 1998, he was the owner of Taraval Associates, which provided new venture development services to technology-based companies, primarily in the life sciences area. In 1993 he assisted in the formation of Full Spectrum, Inc., an Iowa-based manufacturer of peripherals for medical lasers. In 1991 he managed a technology acquisition program for LaserScope, Inc., a public company, focusing on licensing opportunities to complement that company's product portfolio and internal development programs. Mr. Murphy has served as the director and significant equity owner of several privately-held companies involved in life sciences, including several companies involved in the commercialization of transgenic animals. Mr. Murphy received an M.B.A. from the Stanford University Graduate School of Business (1980) and a B.Sc. in Chemical Engineering from Cornell University (1975). Mr. Murphy's business address is 845 Oak Grove Avenue, Suite 220, Menlo Park, CA 94025.

  Jay Delahanty, age 49, is the President of DelTech Management, Inc., located in Dedham, Massachusetts. DelTech is a venture capital and money management firm specializing in early stage high tech companies with approximately $7 million under management. DelTech manages some funds of The Rockside Foundation and The R. Templeton Smith Foundation, which are members of Monterey. Mr. Delahanty and his firm also provide management, strategic partnering and fund raising consulting services to emerging high tech companies. He is currently the director of five private, development stage companies. From 1981 through 1992, Mr. Delahanty was a General Partner of One Liberty Ventures (formerly Morgan, Holland Ventures), a $100 million venture capital partnership located in Boston, Massachusetts. He started his career at Arthur D. Little, Inc. in San Francisco, California and Cambridge, Massachusetts, where he worked as a consultant in the mechanical engineering section and the chemical management section. Mr. Delahanty received an M.B.A. from the Stanford University Graduate School of Business (1976) and a B.S. and M.S. in mechanical engineering from the Massachusetts Institute of Technology
(1972). Mr. Delahanty's business address is 280 Bridge Street, Suite 202, Dedham, MA 02026.

  Michel D. Marks, age 49, is the Chairman Emeritus of the New York Mercantile Exchange (the "NYMEX"), New York, New York, and served as its Chairman from 1978 to 1987. During that time, he was the youngest person ever to head a futures market in the United States and led a major reorganization and turnaround. At the time of his retirement, the NYMEX was the third largest futures exchange in the world. Mr. Marks is currently a private investor, teacher and consultant. He is the Chairman of the Board of Parris Securities Corporation, a New York investment firm, and President of Silibis Corporation, a privately held firm which provides consulting services in corporate strategy and therapy. Mr. Marx received a B.A. from Princeton University. His business address is P.O. Box 51, Rumson, NJ 07760.

  It is anticipated that each of the Monterey nominees, upon his election as a director of the Company, will receive director's fees consistent with the Company's practices as set forth in the Company Proxy Statement. However, the new Board may consider reducing or eliminating the $20,000 per annum cash fee currently received by Board members, together with the additional $5,000 per annum they receive for serving on Board committees, which Monterey and the Monterey nominees believe may be excessive. As part of its review of the compensation arrangements for Board members, the new Board will consider issuing options or other equity-based compensation to directors to align the interests of the directors with those of the stockholders.

  There are no current arrangements between the Company and any members of Monterey with respect to any consulting, investment banking or other services to be provided to the Company by members of Monterey or any of their affiliates.

  Except for Mr. Smith, who is one of the members of Monterey and has significant holdings of the Company's securities, none of the other Monterey nominees currently owns any shares of the Company's common stock or holds any options or warrants to purchase such securities. The Monterey nominees may be prevented from purchasing Company securities at the present time because their holdings could be combined with the holdings of the members of Monterey under the Company's newly adopted stockholder rights plan. Monterey expects that its nominees will acquire an equity interest in the Company after their election to express their confidence in the Company and its business prospects.

  Except as set forth below, none of Monterey, the Monterey nominees, the members of Monterey or any of their respective associates (i) has any arrangements or understandings with any person or persons with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates may be a party; (ii) has carried on any occupation or employment with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company; (iii) has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered to or on behalf of the Company; (iv) has engaged in or has a direct or indirect material interest in any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the dollar amount involved exceeded, or is expected to exceed, $60,000 in the aggregate; (v) has been indebted to the Company or any of its subsidiaries in an amount in excess of $60,000; or (vi) is a party adverse to the Company or any of its subsidiaries in any material proceedings or has a material interest adverse to the interest of the Company or any of its subsidiaries in any such proceedings.

  As described in the section "Monterey's Plan for Enhancing Stockholder Value," Monterey expects that if its nominees are elected, the new Board will retain an experienced management and operations consultant with an engineering background to conduct a comprehensive review of the Company's business operations, technologies and opportunities. Monterey presently has no agreement or understanding with any such person to serve as the consultant.

  On July 24, 1998, The Rockside Foundation and Mr. Smith together acquired from the Company 3,000,000 units, each unit consisting of one share of common stock of the Company and a warrant to purchase one share of common stock. The price was $1.00 for each unit. The Rockside Foundation purchased 1,800,000 units and Mr. Smith purchased 1,200,000 units. After taking into account the Company's recent one for seven reverse split, The Rockside Foundation now owns 257,143 shares and warrants as a result of the purchase, and Mr. Smith now owns 171,429 shares and warrants as a result of the purchase. The exercise price of the warrants, after the reverse split, is $21.00 per share.

  The Stock Purchase Agreement with respect to the units provided that for so long as each purchaser continues to hold shares of common stock purchased, the Company would pay to such purchaser $0.0125 per share for the three month period ending November 30, 1998 and for each subsequent three month period. This amounts to an annual per share payment of $.35 after taking into account the reverse split.

  There are no family relationships between any of the Monterey nominees and any current director or executive officer of the Company. Mark Smith, is a member of Monterey and is a trustee and officer of The Rockside Foundation and of The R. Templeton Smith Foundation. The other Monterey nominees do not have any family relationship with Monterey or its members.

  Information relating to the ownership, purchase and sale of securities of the Company by the members of Monterey is set forth in "Security Ownership of Monterey and its Affiliates" below and in Schedule I.

  The election of directors requires a plurality vote of those votes represented in person or by proxy at the Annual Meeting. Accordingly, the four nominees receiving the highest number of votes of the Company stock represented and voting at the Annual Meeting will be elected to serve on the Board. Abstentions and broker non-votes will have no effect on the election of the directors.

  The accompanying BLUE Annual Meeting proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of each of the Monterey nominees or withhold authority to vote for the election of all the Monterey nominees by marking the proper box on the BLUE

Annual Meeting proxy card. You may also withhold your vote from any one or more of the Monterey nominees by writing the name of such nominee(s) in the space provided on the BLUE Annual Meeting proxy card. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE BLUE ANNUAL MEETING PROXY CARD FOR THE ELECTION OF ALL THE MONTEREY NOMINEES PROVIDED THAT YOU HAVE SIGNED THE PROXY CARD. The members of Monterey own in the aggregate 9,161,650 shares eligible to vote at the Annual Meeting, which constitute approximately 1,308,820 shares after taking into account the recent reverse split announced after the record date for the Annual Meeting. Those amounts do not take into account shares that would be issuable if the warrants held by The Rockside Foundation and Mr. Smith were exercised. The members of Monterey will vote their shares FOR the election of the Monterey nominees and as otherwise recommended in this Proxy Statement.

  Monterey believes that it is in your best interest to elect the Monterey nominees at the Annual Meeting. All Monterey nominees intend to work for the enhancement of stockholder value from its historic low as reflected in the Company's stock price. See "Monterey's Plan for Enhancing Stockholder Value" below.

  MONTEREY STRONGLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE MONTEREY
NOMINEES.

             OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

  Monterey is not aware of any proposals other than the appointment of auditors and the election of directors to be brought before the Annual Meeting. Should any other proposal be brought before the Annual Meeting, the vote required for approval of such proposal would be as prescribed by the Company's charter or bylaws or by applicable law. Generally, approval of a proposal would require a majority of the votes represented at the Annual Meeting and entitled to vote on the matter. Shares voted as abstentions would have the same effect as a negative vote. Shares with respect to which a broker submits a "broker non-vote" on a matter would not be counted in calculating the number of shares entitled to vote on a matter.

  On a proposal to adjourn the Annual Meeting, the persons named in the BLUE Annual Meeting proxy card will vote against the adjournment if the proposal is made by management in order to allow management time to solicit more votes to elect its nominees and will vote for the proposal if it will allow time to solicit more votes needed to elect the Monterey nominees. However, such persons will not vote on a proposal to adjourn the Annual Meeting if you have marked the BLUE proxy card against authority to cast such a vote. MONTEREY RECOMMENDS A VOTE "FOR" ALLOWING THE MONTEREY PROXIES TO VOTE ON ADJOURNMENT OF THE ANNUAL MEETING.

  Should other proposals be brought before the Annual Meeting, the persons named on the BLUE Annual Meeting proxy card will abstain from voting on such proposals. However, if such proposals adversely affect the interests of Monterey as determined by Monterey in its sole discretion and Monterey has not received notice of such proposals a reasonable time in advance of the Annual Meeting, such persons will vote on such proposals in a manner that protects the interests of Monterey.

                               PROXY PROCEDURES

  Stockholders are urged to mark, sign and date the enclosed BLUE Annual Meeting proxy card and return it in the envelope provided in time to be voted at the Annual Meeting. Execution of the BLUE Annual Meeting proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy to MacKenzie Partners, Inc. or to the Secretary of the Company or by voting in person at the Annual Meeting. Only your latest dated proxy for the Annual Meeting will count, which will have the effect of revoking any previously executed proxies.

  Only holders of record as of the close of business on the record date of April 29, 1999 will be entitled to vote at the Annual Meeting. If you were a stockholder of record on the record date, you may vote your shares at the Annual Meeting even if you have sold your shares after the record date. Accordingly, please vote the shares held by you on the record date, or grant a proxy to vote such shares, on the BLUE Annual Meeting proxy card, even if you have sold your shares after the record date.

  If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the BLUE Annual Meeting proxy card.

  Where you indicate a choice on your BLUE Annual Meeting proxy card, your shares will be voted as specified. If you indicate no choice, your shares will be voted FOR the Monterey nominees, the appointment of auditors and the authorization of Monterey proxies to vote on adjournment, provided that you have signed and dated the BLUE Annual Meeting proxy card.

                MONTEREY'S PLAN FOR ENHANCING STOCKHOLDER VALUE

  Affiliates of Monterey have offered suggestions to management about actions that could improve profitability in a competitive industry with a view towards increasing stockholder value. As the largest equity holders in the Company, the members of Monterey have witnessed with dismay the steady decline in the price of the Company's common stock. The members of Monterey believe that the Board has not earned the confidence or attention of the marketplace. Monterey notes the Company is selling in the market below its cash value. The aggregate market price for the Company is approximately $38 million while the Company has approximately $40 million in working capital, $48 million in cash and net stockholders' equity of $39 million. To Monterey this means that the market is ascribing no value to the ability of the current Board and management to capitalize upon the Company's technology or its prospects.

  Monterey believes that the cosmetic laser industry in which the Company is active has significant opportunities. Monterey agrees with the statement of management in its proxy statement dated March 12, 1999 that the market for laser-based hair removal remains a promising one. In that same proxy statement management stated its belief that the electrolysis market is about $1 billion in annual spending.

  Monterey also believes that the Company has superior technology and resources to capture those opportunities for the benefit of stockholders.

  Monterey believes that, based upon the public statements of management, the current Board is not properly focused on utilizing the Company's resources to increase stockholder value in the near term. In his letter to stockholders in the Company's Annual Report, for example, the Chairman states that his "number one priority is to enhance long-term shareholder value"; and that "it is a long-term approach, which now is unequivocally the philosophy of Palomar." Monterey also notes that the Company's May 4, 1999 press release states that the Company "anticipate[s] operating losses in the next few quarters."

  Although there are no assurances that Monterey's proxy solicitation will be successful, if its nominees are elected, Monterey expects that the new Board will take the following actions to redirect the Company's business towards profitability and enhanced stockholder value:

  . Commence a review of operations, technology and business opportunities with the assistance of an expert consultant. Monterey expects that if its nominees are elected, the new Board will promptly seek to retain a management and operations consultant with an engineering background to undertake a thorough review of the Company's technology and operations. The consultant would assist the Board in formulating short term and long term strategic goals for the Company and would make specific recommendations for effective utilization of technology, an improved sales and marketing program, appropriate levels of research and development and allocation of key management responsibilities.

     Monterey anticipates that the consultant would draw on business models and experience in the related field of laser surgery for vision correction, which has grown significantly in recent years. For example, VISX, Inc., which is a leading designer, manufacturer and marketer of proprietary technologies and systems for laser vision correction, nearly doubled its revenues in 1998. VISX used a business strategy that derives significant income from per procedure charges for the use of its equipment. Monterey anticipates that the consultant the new Board will seek to retain will assist the Board in analyzing whether such a strategy is appropriate for the Company and the cosmetic laser industry.

    Monterey anticipates that the new Board will retain existing management pending the conduct of the strategic review.

  . Undertake an immediate review of the Company's overhead expenses. Monterey is of the view that the Company's costs remain excessive. The Company recently sold its Star Medical Technologies, Inc. subsidiary, the asset from which the Company derived approximately 80% of its revenues in 1998. Yet, Monterey understands from management that the Company does not expect to realize any meaningful reduction in general and administrative costs as a result of the disposition. Monterey notes that, based upon publicly available information about the Company, selling, general and administrative costs as a percentage of revenues for the three months ended March 31, 1999 (including the Star business revenues) were approximately 42%. Monterey believes that the Company's costs and administrative overhead can be meaningfully trimmed following the Star sale without adversely affecting the Company's business or prospects.

    Monterey anticipates realizing cost savings from the elimination of positions in various administrative departments. Monterey expects that the specific positions to be cut would be determined only after the completion of the comprehensive business review referred to above.

  . Commence an aggressive and well-conceived share repurchase program. Monterey believes that, at the currently depressed prices, the Company's common stock is undervalued. Accordingly, Monterey expects that if its nominees are elected, the new Board would use a portion of the Company's cash available as a result of the sale of its Star business to undertake a significant stock repurchase program. Monterey expects that such a buyback program, at current price trends, would be in the range of $10 million to $15 million. Such a program would provide market liquidity for those stockholders who wish to sell their stock, and would enhance value for stockholders who are longer term investors in the Company.

    The members of Monterey do not currently expect to participate in the stock repurchase program, because of their belief that the Company's stock is undervalued at current levels and because at current levels the stock price is below their cost. The members of Monterey could change their intentions, however, if the prices at which the buyback program were conducted were significantly higher than current market levels or if the members needed liquidity for business contingencies that are not presently known.

  . Capitalize on valuable technology. Monterey believes that the Company's most valuable asset is its superior technology, particularly its second generation Palomar E2000(TM) laser, which the Company has indicated is anticipated to be superior to hair removal lasers currently on the market. Monterey believes that key technologies should be exploited at the lowest cost, and licensing out such promising technologies to competitors or to other third parties is not necessarily the best approach to building stockholder value. One alternative that Monterey believes should be explored is the licensing approach utilized by VISX in the laser vision correction industry. In that model, rather than licensing technology to other manufacturers, doctors pay the company a charge per procedure for utilizing the company's equipment.

    Monterey expects that if its nominees are elected, the strategic review referred to above will address the issue of how best to exploit the Company's key technologies.

  . Improve communications with the market. Monterey believes that the Company has not maintained effective communication with the investment community and that as a result the Company has been undervalued in the market. In particular, Monterey believes that the market does not adequately understand the significance of the Company's technology and the prospects for growth and development in the Company's industry. Monterey believes that the market's lack of appreciation for the Company is reflected in the Company's depressed stock price and the fact that its market value is less than its working capital, cash on hand and net stockholders' equity. Monterey expects that if its nominees are elected, the new Board will make investor relations and concerns a priority, with a view to enhancing market realization of the Company's value.

Although Monterey anticipates that the Monterey nominees will take the actions described above, there can be no assurance that any of such actions will be executed if the Monterey nominees are elected. Stockholders should be aware that there are certain risks attendant to the Monterey plan. Monterey has formulated its plan without access to non-public Company information. It is possible, for example, that the cost reductions contemplated by Monterey will not be achievable. If the Company's stock price were to increase significantly, the new Board could decide that the stock price was not undervalued and that it was not in the interest of the Company to continue the stock buy back program. Also, Monterey contemplates retaining current management. It is possible, however, that members of management might choose not to remain with the Company following election of the Monterey nominees. If management were to resign, there can be no assurance that the new Board could engage replacement management quickly or at all, and if competent replacements were not hired the Company would suffer.

  All four Monterey nominees have substantial business experience. Mark Smith oversaw the growth of a private pharmaceutical manufacturing company from approximately $50 million in value to approximately $500 million in value in the course of only six years. George Murphy is currently the chief executive officer of a biotechnology company, has been a technology consultant for over ten years and has experience in the laser industry. Jay Delahanty has managed multi-million dollar technology investments for a large venture capital fund, has significant board experience with technology companies and has advised growth companies in management and strategic partnering issues. Michel Marks was the youngest Chairman of the New York Mercantile Exchange, and in his tenure of almost ten years supervised its growth to the third largest commodities exchange in the world. Three of the nominees have graduate degrees in business administration. In addition to their advanced business degrees, Messrs. Murphy and Delahanty have academic backgrounds in applied science.

  Stockholders need to decide which slate of nominees is best suited to implementing both short-term and long-term strategies focusing on the creation and maintenance of stockholder value. Collectively, Monterey's nominees bring to the Company:

  . expertise in the management of high technology companies;

  . proven track records in growing business enterprises;

  . engineering backgrounds;

  .  venture capital management and expertise; and

  . a strategy for enhancing stockholder value for the Company, as set forth in the Monterey plan described above.

  Monterey believes that its nominees have the experience, the track record and a plan for the Company that justify your vote and confidence.

                        BACKGROUND OF THE SOLICITATION

  Members of Monterey began purchasing stock in the Company in June 1997. About that time, Thomas O'Brien met Louis Valente, the Company's chief executive officer, and discussed the Company's plans for cost reductions and disposition of unproductive assets. Members of Monterey continued to purchase shares in 1997 and early 1998, and in January 1998, Mr. O'Brien visited the facilities of the Company's Star Medical Technologies, Inc. subsidiary, which the Company has just recently sold.

  In July 1998, Mr. Smith and The Rockside Foundation participated in the private placement of units of common stock and warrants referred to above. Mr. Smith and The Rockside Foundation together purchased 30% of the $10 million offering. Encouraged by the fundamental value of the Company's business and assets, members of Monterey continued to purchase shares of common stock in the open market through January 1999. In August 1998, the members of Monterey filed a Statement on Schedule 13D with the SEC, which they have amended from time to time.

  Messrs. O'Brien and Smith met with management of the Company in January 1999, and heard an optimistic presentation by management. Shortly afterwards, Mr. O'Brien disseminated a positive research report on the Company, which reflected on the meeting with management. Among other things, the research report discussed the pending sale of the Star business which had been previously proposed and anticipated that the Company would use the proceeds of sale to pursue a meaningful stock repurchase program.

  The Company released its fourth quarter earnings results for 1998 on March 1, 1999, and shortly afterwards conducted a conference call with analysts to discuss those results. Members of Monterey were disappointed to learn of the high level of administrative costs in the fourth quarter and management's view that there would be no meaningful reductions in these costs following the Star sale.

  Mr. Smith voiced these concerns to Mr. Valente and on March 17, 1999, attended the Company's Board meeting as an observer. At the meeting, Mr. Smith voiced his dissatisfaction with a stock buyback program proposed by the Board, which in Mr. Smith's view was not meaningful. Following this Board meeting, Mr. Smith continued to have discussions with Mr. Valente relating to the Company's expense levels, its long term strategies and its stock price. Mr. Smith requested that, in light of his significant holdings, he be given representation on the Board. Mr. Smith also urged management to engage a consultant to evaluate the Company and make strategic recommendations. The Company was not responsive either to Mr. Smith's request for Board representation or to his recommendation for an outside consultant.

  On May 4, 1999, the Company issued a press release regarding the results of operations for the first quarter of 1999 and held an analysts call on the same day. Members of Monterey were disappointed to learn that the Company contemplated a stock buyback program of only $5 million, which in their opinion was inadequate; that management failed to target break-even operations for the year 2000; that the Company was contemplating annual research and development expenditures of about $8 million; and that management appeared content to rely on the proceeds of the Star sale to fund operations for the next several years rather than to aggressively pursue revenue opportunities. They were also very concerned that the Company's common stock price had drifted below the level of the Company's cash on hand.

  Following the May 4 analysts call and after evaluating its alternatives, the members of Monterey concluded that to protect and enhance the value of their investment and the investment of other stockholders of the Company, the Board should be replaced with directors who intend to work for the enhancement of stockholder value both in the near term as well as in the long term. On May 24, 1999, Monterey issued a press release, which it filed with the SEC, stating its intention to nominate a slate of directors for election at the Annual Meeting.

  In the days after the press release, representatives of Monterey had several communications with the Company's management and certain members of its Board concerning Monterey's intention to solicit proxies in favor of its nominees. No arrangements or understandings have been reached with the Company. Monterey's representatives may continue to have discussions with the Company.

                            SOLICITATION OF PROXIES

  Proxies may be solicited by mail, advertisement, telephone or telecopier or in person. Solicitations may be made by the members of Monterey, none of whom will receive additional compensation for such solicitations. Monterey has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all its solicitation materials to the beneficial owners of the Company stock they hold of record. Monterey will cause these record holders to be reimbursed for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

  Monterey has retained MacKenzie Partners, Inc. ("MacKenzie") for solicitation and advisory services in connection with the solicitation, for which MacKenzie is to receive a fee of up to $25,000, together with reimbursement for its reasonable out-of-pocket expenses. Monterey and the members of Monterey have also agreed to indemnify MacKenzie against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. MacKenzie will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that MacKenzie will employ approximately 30 persons to solicit stockholders for the Annual Meeting.

  The entire expense of soliciting proxies for the Annual Meeting is being borne by the members of Monterey. Costs incidental to this solicitation of proxies include expenditures for printing, postage, legal, accounting, public relations, advertising and related expenses and are expected to be approximately $150,000; costs incurred to the date of this Proxy Statement are approximately $40,000.

  If the Monterey nominees are elected, Monterey will seek to cause the Monterey nominees to have the members of Monterey reimbursed by the Company for all expenses incurred in connection with this proxy solicitation, as well as any litigation costs that may result from this proxy solicitation, but does not expect that the question of such reimbursement will be submitted to a vote of stockholders.

  If Monterey should withdraw, or materially change the terms of, this solicitation of proxies prior to the Annual Meeting, Monterey will supplement this Proxy Statement or otherwise publicly disseminate information regarding such withdrawal or change and, in appropriate circumstances, will provide stockholders with a reasonable opportunity to revoke their proxies prior to the Annual Meeting.

               SECURITY OWNERSHIP OF MONTEREY AND ITS AFFILIATES

   Monterey owns no securities of the Company. The shares of the Company's common stock owned directly by the members of Monterey as of the record date for the Annual Meeting are set forth in the following table. As set forth in a filing by members of Monterey of a Schedule 13D and several amendments thereto, each member has acknowledged beneficial ownership of all of the holdings of the other members. Except for Mr. Smith, none of the Monterey nominees own any securities of the Company.

   The following stockholdings do not reflect the reverse split announced after the record date for the Annual Meeting. The percentages listed below are based on 75,753,459 shares of common stock reported as outstanding by the Company as of the record date.

                          Number of Shares  Percent of Class Number of Shares  Percent of
    Name and Address     (excluding Warrant       and           (including     Class and
  of Beneficial Owner         Shares)*        Voting Power   Warrant Shares)  Voting Power
  -------------------    ------------------ ---------------- ---------------- ------------
The Rockside Founda-
 tion...................     3,608,600             4.8%          5,408,600         7.0%***
 524 North Avenue
 New Rochelle, NY 10801

Mark T. Smith...........     2,513,150             3.3%          3,713,150         4.8%****
 7670 First Place
 Oakwood, OH 44146

Logg Investment Re-
 search, Inc. ..........         6,000              **               6,000          **
 P.O. Box 4985
 Stateline, NV 89449

Thomas O'Brien..........        18,100              **              18,100          **
 P.O. Box 4985
 Stateline, NV 89449

The R. Templeton Smith
 Foundation.............     3,015,800             4.0%          3,015,800         4.0%
 7670 First Place
 Oakwood, OH 44146

Aggregate holdings of
 the members of
 Monterey...............     9,161,650            12.1%         12,161,650        15.4%*****

--------

    * The Rockside Foundation holds warrants to purchase 1,800,000 shares of common stock and Mr. Smith holds warrants to purchase 1,200,000 shares of common stock, each at an exercise price, without taking into account the recent reverse split, of $3.00 per share.
   ** Less than 0.1%

  *** Taking into account only the warrants held by The Rockside Foundation in determining the number of shares of common stock outstanding.

 **** Taking into account only Mr. Smith's warrants in determining the number of shares of common stock outstanding.

***** Taking into account the warrants held both by The Rockside Foundation and by Mr. Smith in determining the number of shares of common stock outstanding.

                               OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

   Certain information regarding shares held by the Company' directors, nominees, management and other 5% stockholders is contained in the Company Proxy Statement and is incorporated herein by reference.

Proposals of Security Holders

   Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company for inclusion in the Company's proxy statement and form of proxy for that meeting is contained in the Company Proxy Statement and is incorporated here by reference.

   Monterey assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, the Company Proxy Statement or the Company's public filings.

                               ----------------

   PLEASE INDICATE YOUR SUPPORT OF THE ABOVE RECOMMENDATIONS OF MONTEREY BY COMPLETING, SIGNING AND DATING THE ENCLOSED BLUE ANNUAL MEETING PROXY CARD AND RETURN IT PROMPTLY TO MACKENZIE PARTNERS, INC. IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                          THE MONTEREY STOCKHOLDERS GROUP LLC

June 9, 1999

                                                                     APPENDIX A

                MEMBERS OF THE MONTEREY STOCKHOLDERS GROUP LLC

   The address of Monterey is 11 East 44th Street, 17th Floor, New York, NY 10017 and its telephone number is (212) 986-9700. The addresses and telephone numbers of its members are listed below:

                                             Address and Telephone
                  Name of Member                     Number
                  --------------             ----------------------
          Mark T. Smith                      7670 First Place
                                             Oakwood, OH 44146
                                             (440) 359-0000

          The Rockside Foundation            524 North Avenue
                                             New Rochelle, NY 10801
                                             (914) 632-3778
          Logg Investment Research, Inc.     P.O. Box 4985
                                             Stateline, NV 89449
                                             (831) 372-8204
          Thomas O'Brien                     P.O. Box 4985
                                             Stateline, NV 89449
                                             (831) 372-8204
          The R. Templeton Smith Foundation  7670 First Place
                                             Oakwood, OH 44146
                                             (440) 359-0000

   Mr. O'Brien is the sole stockholder and President of Logg Investment Research, Inc. Mr. Smith is one of three trustees of The Rockside Foundation and serves as its Vice President and Secretary and is one of seven trustees of The R. Templeton Smith Foundation and serves as its Vice President and as a member of its Investment Committee. Neither Mr. Smith nor his immediate family are beneficiaries of The Rockside Foundation or of the J. Templeton Smith Foundation, which were each established by Mr. Smith and members of his family for charitable purposes. Logg Investment Research, Inc. and Mr. O'Brien are involved in investment management. The Rockside Foundation and Mr. Smith have received investment advice relating to the Company and its securities from Logg Investment Research, Inc. and Mr. O'Brien, which have limited discretionary authority from The Rockside Foundation and Mr. Smith and which have accordingly executed securities transactions on their behalf. Subject to the foregoing, each member of Monterey makes its own investment decisions and exercises its own voting power with respect to the Company's securities, but has been and continues to be aware of the others' decisions and actions.

                                  SCHEDULE I

             INFORMATION CONCERNING SHARES OF COMMON STOCK HELD BY MONTEREY AND ITS AFFILIATES, INCLUDING THE MONTEREY NOMINEES

  Except as disclosed in this Schedule or in the accompanying Proxy Statement, none of Monterey or the Monterey nominees, or any of their respective affiliates and associates, owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities.

  Given the volume of transactions, the purchases (and sales) are summarized on a monthly basis. All figures do not take into account the one for seven reverse split recently announced by the Company.

                                  Mark Smith

                                               Number of
                                                Shares
            Date                               Purchased
            ----                               ---------
            December 1997.....................   187,400
            March 1998........................    63,500
            April 1998........................    39,600
            May 1998..........................   101,000
            June 1998.........................   170,000
            July 1998......................... 1,230,000*
            September 1998....................     2,000
            October 1998......................     1,000
            December 1998.....................   623,650
            January 1999......................    95,000

--------
* Includes 1,200,000 shares purchased from the Company; does not include an additional 1,200,000 shares issuable upon the exercise of warrants purchased from the Company

                            The Rockside Foundation

                                               Number of
                                                Shares
            Date                               Purchased
            ----                               ---------
            December 1997.....................   300,000
            January 1998......................   300,000
            March 1998........................   108,200
            April 1998........................   151,300
            May 1998..........................   116,600
            June 1998.........................    72,500
            July 1998......................... 1,805,000*
            August 1998.......................    35,000
            September 1998....................   267,500
            October 1998......................   190,100
            November 1998.....................   292,400

--------
* Includes 1,800,000 shares purchased from the Company; does not include an additional 1,800,000 shares issuable upon the exercise of warrants purchased from the Company

                       The R. Templeton Smith Foundation

                                                Number of
                                                 Shares
            Date                                Purchased
            ----                                ---------
            December 1998...................... 1,200,000
            January 1999....................... 1,815,800

                                 Thomas O'Brien

                                      Number of Shares
            Date                     Purchased or Sold*
            ----                   ----------------------
            June 1997.............                  5,000
            July 1997.............           5,000 (sale)
            September 1997........ 3,000 (and 3,000 sale)
            November 1997.........                  3,000
            December 1997.........                 18,000
            February 1998.........          15,000 (sale)**
            September 1998........                  2,100
            November 1998.........                 10,000

--------
 * Unless otherwise indicated, all transactions are purchases.
** Balance of 6,000 shares held for Logg Investment Advisors, Inc., as reported on Schedule 13D

                         Logg Investment Advisors, Inc.

                                               Number of
                                                 Shares
            Date                               Purchased*
            ----                               ----------
            September 1998....................     700
            October 1998......................   4,300

--------
* Purchased for the benefit of Thomas O'Brien

BLUE PROXY

                      PALOMAR MEDICAL TECHNOLOGIES, INC.
                      1999 ANNUAL MEETING OF STOCKHOLDERS

        THIS PROXY IS SOLICITED BY THE MONTEREY STOCKHOLDERS GROUP LLC

The undersigned stockholder of Palomar Medical Technologies, Inc. (the "Company") hereby appoints each of Mark T. Smith and Jay Delahanty, and each of them with full power of substitution, for and in the name of the undersigned, to represent and to vote, as designated below, all shares of Common Stock of the Company that the undersigned is entitled to vote if personally present at the 1999 Annual Meeting of Stockholders of the Company, and at any adjournment or postponement thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IN ADDITION, THE PROXIES WILL VOTE IN THE DISCRETION SPECIFIED IN ITEM 4.

-------------------------------------------------------------------------------
                          /\ FOLD AND DETACH HERE /\

1. Proposal to ratify the selection by the Board of Directors' of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

MONTEREY RECOMMENDS A VOTE FOR PROPOSAL 1.

   FOR  AGAINST  ABSTAIN
   [ ]    [ ]      [ ]


2. ELECTION OF DIRECTORS:

Election of Mark T. Smith, George F. Murphy, Jr., Jay Delahanty and Michel D. Marks

MONTEREY RECOMMENDS A VOTE FOR PROPOSAL 1.

  FOR all nominees               WITHHOLD AUTHORITY
except as marked below            for all nominees
         [ ]                            [ ]

(INSTRUCTION: To withhold authority to vote for one or more nominees, mark FOR above and print the name(s) of the person(s) with respect to whom you wish to withhold authority in the space provided below.)

------------------------------------


3. Authorization of the proxies to vote on an adjournment of the Annual Meeting.

MONTEREY RECOMMENDS A VOTE FOR PROPOSAL 3.

   FOR       AGAINST
   [ ]         [ ]


4. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER PROPOSALS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN A MANNER THAT PROTECTS MONTEREY'S INTERESTS IF SUCH PROPOSALS ADVERSELY AFFECT MONTEREY AND MONTEREY HAS NOT RECEIVED NOTICE THEREOF A REASONABLE TIME BEFORE THE MEETING.

Please date and sign this proxy exactly as your name appears hereon.

----------------------------------------------------
                    (Signature)

----------------------------------------------------
            (Signature, if held jointly)

----------------------------------------------------
                      (Title)

Dated: _____________________________________________

When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

To vote in accordance with the Monterey recommendations, just sign and date this proxy; no boxes need to be checked.

--------------------------------------------------------------------------------
                          /\ FOLD AND DETACH HERE /\

                                   IMPORTANT

Your proxy is important. No matter how many shares you own, please give Monterey your proxy FOR the election of the Monterey Nominees and the Appointment of Accountants by:

        MARKING the enclosed BLUE Annual Meeting proxy card,

        SIGNING the enclosed BLUE Annual Meeting proxy card,

        DATING the enclosed BLUE Annual Meeting proxy card and

        MAILING the enclosed BLUE Annual Meeting proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

     If you have already submitted a proxy to the Company for the Annual Meeting, you may change your vote to a vote FOR the election of the Monterey Nominees by marking, signing, dating and returning the enclosed BLUE proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to the Company. Only your latest dated proxy for the Annual Meeting will count at such meeting, which will have the effect of revoking any previously executed proxies.

     If you have any questions or require any additional information concerning this Proxy Statement or the proposals by Monterey contained herein, please contact MacKenzie Partners, Inc. at the address set forth below. IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER SUCH INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE BLUE ANNUAL MEETING PROXY CARD.

MACKENZIE PARTNERS, INC.
     156 Fifth Avenue
     New York, NY 10010
     (212) 929-5500
     or
     Call Toll Free (800) 322-2885